Exhibit 10.2
RETIREMENT AGREEMENT AND RELEASE

This Retirement Agreement and Release (“Agreement”) is between HF Sinclair Corporation, HollyFrontier Refining & Marketing LLC, HollyFrontier Renewables Holding Company LLC and HollyFrontier Payroll Services, Inc., on behalf of themselves and their respective parents, subsidiaries, and affiliates (collectively, the “Company”), and me, Thomas G. Creery. In exchange for my agreements and promises and the timely execution (and non-revocation) of the release of claims in the form set forth as Attachment B (the “Release”) which attachment is part of this Agreement, the Company has agreed to pay me Benefits (set forth on Attachment A) which I understand I would not receive unless I sign this Agreement. I acknowledge and agree to the following:

1.Retirement Date. I understand that my final day of active employment with the Company will be on my Retirement Date set forth on Attachment A, which attachment is part of this Agreement. All salary and other benefits will cease at that time, except as otherwise provided in this Agreement. If the Company choses to release me from employment prior to the Retirement Date set forth in Attachment A, for any reason other than violation of Paragraph 6 below, I am entitled to the Benefits set forth in Attachment A; provided that the remaining conditions of this Agreement are met.

2.Benefits. I understand that, as a result of my retirement, I am being separated from the Company’s payroll and that I have been offered Benefits (set forth on Attachment A) in exchange for signing and complying with the terms of this Agreement. This payment is subject to taxes and customary withholdings and will be paid within the time period set forth on Attachment A. I understand that payment will cease upon my breach of any part of this Agreement.

3.Release of Claims. I understand and agree that this Agreement is conditioned upon my timely execution and non-revocation of the Release. If I do not execute and return the Release to the HR Contact identified on Attachment A prior to thirty (30) days after my Retirement Date (but no earlier than my Retirement Date), or if I revoke the Release within the revocation period set forth in the Release, this Agreement will be null and void, the Company will have no obligations hereunder, and my employment will end on my Retirement Date.

4.Legal Action and Legal Fees. I understand that I must pay the Company’s legal fees if I sue the Company for any claims waived and/or released in the Release or otherwise break my promises in this Agreement. I understand that I do not have to pay the Company’s legal fees under this paragraph, and that I will not be penalized in any way, if I challenge only my waiver and/or release of age discrimination claims under the Age Discrimination in Employment Act (ADEA).

5.Cooperation. I agree, upon the Company’s request, to reasonably cooperate in any Company or government investigation, arbitration and/or litigation regarding events that occurred during my employment with the Company. I understand that the Company will compensate me for any reasonable expenses I incur as a result of such cooperation, as long as I request such compensation in advance and in writing.

6.Good Standing. In addition to signing the Release, I agree that in order to be eligible for benefits noted on Attachment A, I must satisfactorily perform my duties and remain in good standing with the Company through my Retirement Date. Satisfactorily performing duties and remaining in good standing includes, but is not limited to, carrying out assigned directives with integrity and in a cooperative and supportive manner as determined by the Company.

Retirement Agreement and Release – Creery

7.Certain Obligations. I understand that after my Retirement Date, I continue to be bound by my other obligations and promises to the Company, including, but not limited to, the obligations contained in the Company’s Code of Business Conduct and Ethics (the “Code”), and any intellectual property agreements signed by me, except as specifically modified by this Agreement. I also understand that this Agreement does not, however, limit me from providing information to the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration as part of a whistleblower action and/or a report of possible violation(s) of any federal securities law.

I affirm my obligation to the Company not to disclose to any third party non-public Company information. I understand that this paragraph shall not apply to information that is required to be disclosed by law or to information provided to a government agency or entity acting in its official capacity.

8.Return of Property. In accordance with my existing and continuing obligations to the Company (including those obligations arising under the Code and any confidentiality, intellectual property and/or other agreements that I have previously signed), except as otherwise agreed to with the Company in writing, I agree that I have returned or will immediately return to the Company, within five (5) days of my execution of this Agreement or on my Retirement Date (whichever is later), all Company property, including building passes, credit cards, keys, telephones, company files, documents, records, computer access codes, computer programs, instruction manuals, business plans, and other property that I received, prepared, or helped to prepare in connection with my employment with the Company. I also agree that I will not keep and have not kept any copies, duplicates, reproductions, computer disks, or excerpts of any confidential or proprietary Company materials, documents or trade secrets.

9. Proprietary Information. I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), unless an officer of the Company authorizes me to do so in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work while at the Company and/or that incorporates any Proprietary Information. I reaffirm that all Proprietary Information that I may have prepared or acquired during my employment is the sole property of the Company. The term “Proprietary Information” means and includes all confidential and/or proprietary knowledge, data or information of the Company, including trade secrets, inventions, ideas, processes, formulas, data, programs, know-how, improvements, discoveries, developments and designs and techniques. It also includes business information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, prices and costs, suppliers and customers as well as information regarding the identity, skills and compensation of other employees of the Company.

10. Statements Concerning the Company. I agree to refrain from publishing any oral or written statements about the Company or its directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, or (b)  place the Company or any of its directors, officers, employees, consultants, agents or representatives in a false light before the public. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded to the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.
Retirement Agreement and Release – Creery

11.Update Social Media Sites. Within five (5) days following my Retirement Date, I will update any social networking sites, including, but not limited to, Twitter, Facebook, and LinkedIn, to indicate that I am no longer employed by the Company.

12.Non-Solicitation. I agree that from and after the date I receive this Agreement and until the expiration of the Consulting Period (defined below), I will not, either directly or through others, (a) solicit or attempt to solicit, or assist any other person in soliciting, any employee of the Company to end his or her relationship with the Company; (b) recruit, hire or attempt to recruit or hire, or assist any other person in recruiting or hiring, any employee of the Company for a competing business; or (c) solicit, or assist any other person in soliciting, any consultant, vendor, contractor or customer of the Company, with whom I had contact or whose identity I learned as a result of my employment with the Company, to diminish or materially alter its relationship with the Company. I also will not provide the names or any other information about any employees of the Company to any person, recruiter or competing business. I understand and agree that for purposes of this Agreement, a customer is any person or entity to which the Company has provided goods or services at any time during the two (2) year period before my Retirement Date.

13.Consulting.

a.For the period beginning on the day following my Retirement Date and continuing for a period of six months thereafter (the “Consulting Period”), the Company will pay me a retainer of $100,000 per month (pro-rated for partial months) to provide up to 40 hours of services per month (the “Services”) that the Company may reasonably request from time to time in the capacity of an independent contractor, which Services shall include providing consultation and assistance with respect to the transition of duties and such other duties and projects as the Chief Executive Officer may from time to time assign. I will submit an invoice to the Company within five (5) business days following the end of each month in which the Consulting Period existed that contains a description of the Services provided during the calendar month to which the invoice relates, and the Company will pay the retainer for the applicable calendar month within thirty (30) days of its receipt of such invoice. At the request of the Company, I will also submit reasonable documentation evidencing the work performed during a prior calendar month. Subject to reasonable prior approval of the Company, the Company shall pay or reimburse me for all reasonable (in type and amount) and necessary business expenses incurred by me in the course of providing Services for the Company. I will furnish the Company with the documentation required by the Internal Revenue Code of 1986, as amended (or by any successor revenue statute) and the regulations thereunder in connection with all such expenses, including, without limitation, all approved business travel and entertainment expenses.

b.Notwithstanding the foregoing, the retainer arrangements set forth in this Paragraph 13 (and the Consulting Period) may be terminated at any time by the Company or me, with or without cause, upon written notice to the other party; provided, however, that if the Company terminates the retainer arrangements set forth in this Paragraph 13 without “cause” (as defined below) or I terminate this Agreement due to an act of cause by the Company, in each case on or prior to the expiration of the Consulting Period, the Company shall pay me the unpaid retainer payment, at $100,000 per month (pro-rated for partial months), for each month until the expiration of the Consulting Period, with monthly payments being made within thirty (30) days after the end of each applicable calendar month (provided, however, any retainer that remains unpaid as of March 1 of any year
Retirement Agreement and Release – Creery

will be paid no later than March 15 of such year. For purposes of this Paragraph 13, “cause” is defined as: (x) a party’s material breach of this Agreement to the extent such breach remains uncured (if capable of cure) after the other party has given such party notice in writing thereof and such party has failed to cure such breach within ten (10) business days; or (y) a party’s fraud, forgery, misrepresentation, dishonesty, errors or omissions that materially and adversely affects the other party. For purposes of section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) each installment payment payable pursuant to this Paragraph 13.b. will be treated as a separate payment.

c.In performing and providing the Services, I will comply with all applicable laws and with all applicable orders, rules and regulations of all duly constituted authorities.

d.For purposes of providing the Services to the Company and its subsidiaries, I shall at all times be an independent contractor during the Consulting Period. Nothing in this Agreement shall be construed as creating the relationship of principal and agent, or employer and employee, between the Company and me during the Consulting Period. During the Consulting Period, I shall have no authority to hire any persons on behalf of the Company, and any person whom I may employ shall be deemed to be solely my employee. I shall have control and management of the work under Paragraph 13 of this Agreement, and no right is reserved to the Company to direct or control the manner in which the work is performed, as distinguished from the result to be accomplished. Nothing herein contained shall be construed to authorize me to incur any debt, liability or obligation of any nature for or on behalf of the Company. I agree that any Services I perform shall be completed and delivered reasonably in accordance with requests provided to me by the Company from time to time and consistent with the policies and practices of the Company with respect to work performed on or with respect to its projects, property, or premises. Neither I nor my agents or employees, if any, shall be eligible to participate in any benefits or privileges given or extended by the Company to its employees (other than any benefits to which I may be entitled by virtue of my status as a former employee of the Company, prior to the beginning of the Consulting Period), including, but not limited to, pension, profit sharing, workers’ compensation insurance, unemployment insurance, other insurance, health, medical, life or disability benefits or coverage, or paid time off. I am responsible for paying any and all taxes owed on payments received by me pursuant to this Paragraph 13, and I shall indemnify and hold harmless the Company and its affiliates, and the foregoing entities’ respective representatives, for all claims, damages, costs and liabilities arising from my failure to do so. I agree to be solely responsible for (and to indemnify and hold harmless the Company and its affiliates for) my acts or omissions and the acts and omissions of my employees, if any, including acts or omissions during the performance of Services pursuant to this Agreement.

e.All proprietary technology and all financial, operating, and training ideas, processes, and materials, including works of expression and all copyrights in such works, relating to the Company’s current or potential business, that are developed, written, conceived of, or improved upon by me, singly or jointly, in connection with, as a result of, or otherwise incident to the performance of this Agreement (including in performing or providing the Services), shall be the sole property of the Company. Accordingly, I will disclose, deliver, and assign, and I do hereby assign, to the Company all of my right, title and interest in and to such patentable inventions, discoveries, and improvements, trade secrets, and all works subject to
Retirement Agreement and Release – Creery

copyright. I agree to execute all documents and patent applications, to make all arrangements necessary to further document such ownership and/or assignment, and to take whatever other steps may be needed to give the Company the full benefit of them, both during the term of this Agreement and thereafter. I specifically agree that all copyrighted materials generated or developed as a result of my services under this Agreement, including, but not limited to, computer programs and documentation, shall be considered works made for hire under the copyright laws of the United States and that they shall, upon creation, be owned exclusively by the Company.

f.Unless approved by the Company in writing, all Services under this Agreement shall be provided by me and by no other person.

14.Non-Competition. The Company has provided me with access to Company Proprietary Information and will continue to provide me with access to new Company Proprietary Information during the Consulting Period described in Paragraph 13. I acknowledge and agree that I will know the Competitors as of the Retirement Date. Further, I acknowledge and agree that I have voluntarily agreed to the covenants set forth in this Paragraph 14. I further agree and acknowledge that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, shall not cause me undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company’s Proprietary Information, goodwill and substantial and legitimate business interests.

g.I agree that, following my Retirement Date and prior to and including the last date of the Consulting Period, I will not, without the prior written approval of the Chief Executive Officer of the Company, directly or indirectly, for me or on behalf of or in conjunction with any other person or entity of any nature:
i.Directly or indirectly own, manage, operate, join, become an officer, director, employee or consultant of, or otherwise be affiliated with any Competitor; or

ii.Appropriate any Business Opportunity of, or relating to, the Company located in the Market Area.

h.The covenants in this Paragraph 14, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

i.For purposes of this Paragraph 14, the following terms shall have the following meanings:

i.“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Company.

ii.“Competitor” shall mean any direct competitor to the Company’s refinery business, which shall include the refining of petroleum regardless of the end product (whether gasoline, diesel fuel, jet fuel, specialty
Retirement Agreement and Release – Creery

lubricant products, specialty and modified asphalt or other refined products) or the manufacturing of renewable hydrocarbon biofuels (whether renewable diesel, renewable gasoline or other product), as of the Retirement Date.

iii.“Market Area” shall mean the United States and Canada.

15.Applicable Law. The laws of the State of Texas apply to this Agreement.

16.Enforceability. This Agreement is valid, even if any section or term is not enforceable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable under the governing law, the rest of the Agreement shall continue to apply.

17.Waiver of Right to a Trial by Jury; Injunctive Relief. I understand that pursuant to this Agreement, I am giving up my right to a trial by jury. The Company also waives its right to a trial by jury. However, I recognize and agree that because of the difficulty of measuring economic losses to the Company as a result of a breach or threatened breach of the covenants set forth Paragraphs 7, 9, 10, 12 and 14 and because of the immediate and irreparable damage that would be caused to the Company for which it would have no other adequate remedy, the Company shall be entitled to enforce such covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s exclusive remedy for a breach or threatened breach of the covenants set forth Paragraphs 7, 9, 10, 12 and 14 but instead shall be in addition to all other rights and remedies available to the Company at law and equity.

18.Successors and Assigns. This Agreement is binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and their successors and assigns.

19.Entire Agreement. This Agreement and its attachments contain the entire agreement between the Company and me concerning the separation of my employment, except as set forth in Paragraph 7 above. In deciding to sign this Agreement, I am not relying on any statements or promises except those found in this Agreement. Except as set forth in Paragraph 7 above, this Agreement replaces any prior agreements between the Company and me dealing with the same subjects.

20.Consultation with an Attorney. The Company has advised me to consult with an attorney, at my own expense, before signing this Agreement, and I have had the opportunity to do so.

21.Reaffirmation. If asked by the Company to re-execute and reaffirm my obligations under this Agreement (including the Release) on or after my Retirement Date, I agree to do so as one of my obligations under this Agreement and as a condition of receiving the Benefits set forth on Attachment A.

22.Cancellation of this Agreement. I understand that, pursuant to the Older Workers Benefit Protection Act of 1990 (OWBPA), I have the right to consult an attorney at my own expense before signing this Agreement, and the Company has advised me to consult an attorney; I have at least twenty-one calendar days from the date I receive this Agreement to consider the Agreement before signing it; I may change my mind and cancel the Agreement within seven calendar days
Retirement Agreement and Release – Creery

after signing it; and that the Agreement shall not go into effect until then. If I decide to cancel this Agreement, I understand that the Company must receive written notice of my decision before the seven calendar day period expires. I must provide that notice to the HR Contact identified on Attachment A before the time period expires.

23.Confidentiality. I will keep confidential the amounts paid to me under this Agreement and all other terms of this Agreement. I will not reveal the amounts paid to me or the other terms of this Agreement to anyone, except to my immediate family or my legal and financial advisors.

24.MMSEA. I have not, as of today, incurred any medical expenses as a Medicare beneficiary, and am not aware of any medical expenses that Medicare has paid on my behalf and for which the Company may be liable.

25.Mediation and Arbitration. With the exception of any alleged violation of Paragraphs 7, 9, 10, 12 and 14 of this Agreement, any other controversy, dispute or claim arising out of or relating to this Agreement or its breach will first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the Company and I agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the Company and I are unsuccessful at resolving the dispute through mediation, we agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the award may be entered in any court having jurisdiction.

26.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Electronic copies of signatures shall be deemed to be original.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

Retirement Agreement and Release – Creery

BY SIGNING THIS AGREEMENT, I STATE THAT: (A) THE COMPANY ADVISED ME TO CONSULT AN ATTORNEY, AT MY OWN EXPENSE, AND THAT I HAVE HAD AN OPPORTUNITY TO DO SO BEFORE SIGNING THIS AGREEMENT; AND (B) THIS AGREEMENT IS WRITTEN IN A CLEAR AND STRAIGHT-FORWARD MANNER, THAT I UNDERSTAND ITS TERMS, AND THAT I HAVE MADE A VOLUNTARY DECISION TO SIGN IT..

Agreed to and accepted by, on this     24th     day of     July                , 2022.

EMPLOYEE:
/s/ Thomas G. Creery
Thomas G. Creery

Agreed to and accepted by, on this on this     24th     day of     July            , 2022.

HF Sinclair Corporation
HollyFrontier Refining & Marketing LLC
HollyFrontier Renewables Holding Company LLC
HollyFrontier Payroll Services, Inc.

/s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer

Retirement Agreement and Release – Creery

ATTACHMENT A

Employee Name:	Thomas G. Creery
Job Title:	President, Renewables
Retirement Date:	July 31, 2022
Local HR Contact:	Dale Kunneman

Benefits

The benefits noted in this section are conditioned upon your execution of the Agreement, your execution and non-revocation of the Release, and your continued employment through the Retirement Date. In addition, to be eligible for benefits noted on this Attachment A, you must satisfactorily perform your duties and remain in good standing with the Company through your Retirement Date.

Annual Incentive Bonus:    $650,000
You will receive a pro-rated bonus of $650,000 based on ten months of service during the current performance period. The pro-rated bonus will be payable to you and reported on a Form W-2 and is subject to taxes and other withholdings. The pro-rated bonus will be paid within forty days after your Retirement Date provided that you timely executed, and did not revoke, the Release.

Unconditional Benefits

Employer Retiree Health Contribution:
If you were covered by the Medical Plan and are not otherwise eligible for Medicare, and if you meet the eligibility requirements, you may be eligible for the Employer Retiree Health Contribution (ERHC). You must complete an election form and submit the completed form to Human Resources no later than thirty days measured from the later of (a) the day you separated from service, or (b) the date that the form was postmarked or if not mailed, received in person by your HR Representative. If not received within this time period, you will not be eligible for coverage.

COBRA Coverage:
If you wish to participate in COBRA, you have 60 days from the termination of your current health benefits to make your election. You will be solely responsible for making a timely COBRA election and for paying all COBRA premiums in a timely manner. Please note that COBRA rates may change, and that the Company reserves the right to modify or replace benefit plans.
You will receive in the mail from TaxSaver after your Retirement Date, documents describing the COBRA health benefits available to you.  You will need to review the documents and elect COBRA during your eligible enrollment period if desired. If you elect to continue health benefits through COBRA, it will be your responsibility to pay the required premiums in a timely manner.
Retirement Agreement and Release – Creery

Life Insurance and Accidental Death and Dismemberment Coverage:
The Prudential Life and AD&D products/coverage may be converted from group to individual coverage. To do so, you must apply directly to the insurance provider within thirty days after you lose coverage. Forms to convert to an individual policy will be mailed to you by Prudential.

Accrued and Unused Vacation Time:
You will receive the cash value of any accrued and remaining unused vacation as of your Retirement Date, which will be payable to you and reported on a Form W-2, subject to taxes and other withholding, within forty days after your Retirement Date provided that you timely executed, and did not revoke, the Release.

Vesting of Long-Term Incentive Awards:
Any unvested equity awards that you hold on your Retirement Date will vest in accordance with the retirement terms in the applicable award agreements.

Settlement of the restricted stock units and performance share units will be made in accordance with Section 409A of the Internal Revenue Code, and therefore, settlement of the restricted stock units and performance share units will be six months following your Retirement Date. Settlement of these restricted stock units and performance share units will be subject to tax withholdings and reported as income on a Form W-2.

401(k) Plan:
If you are a participant in the 401(k) Retirement Plan, the applicable plan rules will govern your options with respect to managing your account balance and/or receiving distributions, as applicable, under the plan. You may also contact Principal at 1-800-547-7754 if you have any general questions concerning options after retirement.

Non-Qualified Deferred Compensation Plan:
As a participant in the Non-Qualified Deferred Compensation Plan, the irrevocable election you have previously made regarding the treatment of your account balance will govern the treatment of your account balance. You may also contact Principal at 1-800-999-4031 if you have any general questions concerning your options.

Taxes:
All amounts payable will be subject to all applicable tax withholdings.

Retirement Agreement and Release – Creery

ATTACHMENT B

RELEASE OF CLAIMS

This Release of Claims (“Release”) is between HF Sinclair Corporation, HollyFrontier Refining & Marketing LLC, HollyFrontier Renewables Holding Company LLC and HollyFrontier Payroll Services, Inc., on behalf of themselves and their respective parents, subsidiaries, and affiliates (collectively the “Company”), and me, Thomas G. Creery. By signing this Release, I am agreeing to waive and release all claims against the Company and promising not to sue the Company in the future, all as described in more detail below. In exchange for my agreements and promises, the Company has agreed to pay the Benefits set forth on Attachment A which I understand I would not receive unless I sign and do not revoke this Release as described in Paragraph 3 below. I acknowledge and agree to the following:

1.    Waiver of Claims. I realize that there are various local, state, and federal laws, both statutory and common law, that may apply and/or relate to my employment with the Company. Such laws include, but are not limited to, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act of 2008, and the Texas Commission on Human Rights Act (a/k/a Chapter 21 of the Texas Labor Code).

By signing this Release, I, on behalf of myself and anyone who may have the legal right to make claims on my behalf, release the Company, and its respective directors, officers, representatives, agents and employees, and any of the Company’s successors or predecessors, affiliates, or parent, subsidiary and related companies (collectively referred to as “Releasees”) from any and all claims, known or unknown, including claims for attorneys’ fees and costs, which relate to, or arise out of, my employment or separation from the Company, including any alleged violations of the laws listed above in this Paragraph 1. I understand that, subject to the limitations set forth in Paragraph 2 below, I am giving up all statutory, common law or contract claims and rights, including those that I am not currently aware of and those not mentioned in this Release, up to and through the date that I sign and deliver this Release to the Company. If any claim is not subject to release, I waive, to the extent permitted by law, any right or ability to be a class or collective action representative or to opt-in and/or otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Release is a party.
2.    Certain Actions Not Prohibited. I understand that this Release does not prohibit or prevent me from filing a charge or participating, testifying, or assisting in investigations, hearings, or other proceedings conducted by the EEOC or the NLRB, or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent provided by law, I agree that if such an administrative claim is made to an anti-discrimination agency, I shall not be entitled to any individual damages, money, or other personal benefits as a result of such charge, investigation or proceeding. In addition, I understand that nothing in this Release prohibits me from (a) reporting possible violations of law (including securities laws) to any government agency or entity, including to the U.S. Congress, the U.S. Department of Justice, the U.S. Securities and Exchange Commission or any agency Inspector General; (b) making disclosures protected under federal whistleblower laws; or (c) otherwise fully participating in any federal whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. This Release does not prohibit or prevent me from receiving individual monetary awards or other
Retirement Agreement and Release – Creery

individual relief by virtue of participating in such whistleblower programs. Furthermore, I understand, and the Company hereby acknowledges and agrees that this Release does not prevent me from exercising my rights, if any, to (a) vested benefits under any pension or savings plan or deferred compensation plan; (b) COBRA benefits under Section 601-608 of ERISA; (c) receive pay for accrued but unused vacation; and/or (d) any right to my base salary through my Retirement Date.
3.    Revocation of This Release. I understand that, pursuant to the Older Workers Benefit Protection Act of 1990 (OWBPA), I have the right to consult an attorney at my own expense before signing this Release, and the Company has advised me to consult an attorney; I have at least forty-five calendar days from the date I receive this Release, which includes the Disclosure attached as Attachment C, to consider the Release before signing it; I may change my mind and revoke the Release within seven calendar days after signing it; and that the Release shall not go into effect until then. If I decide to revoke this Release, I understand that the Company must receive written notice of my decision before the seven calendar day period expires. I must provide that notice to the HR Contact identified on Attachment A before the time period expires.
4.    Applicable Law. The laws of the State of Texas apply to this Release.
BY SIGNING THIS RELEASE, I STATE THAT: (A) THE COMPANY ADVISED ME TO CONSULT AN ATTORNEY, AT MY OWN EXPENSE, AND THAT I HAVE HAD AN OPPORTUNITY TO DO SO, BEFORE SIGNING THIS RELEASE; (B) I UNDERSTAND THAT IN ORDER TO RECEIVE THE BENEFITS SET FORTH ON ATTACHMENT A TO THE AGREEMENT, I MUST SIGN AND RETURN THIS RELEASE TO THE COMPANY PRIOR TO THIRTY (30) DAYS AFTER MY RETIREMENT DATE, BUT NO EARLIER THAN MY RETIREMENT DATE; (C) I UNDERSTAND THAT I HAVE SEVEN CALENDAR DAYS TO REVOKE THIS RELEASE AFTER SIGNING IT; AND (D) I ACKNOWLEDGE THAT THIS RELEASE IS WRITTEN IN A CLEAR AND STRAIGHT-FORWARD MANNER, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I HAVE MADE A VOLUNTARY DECISION TO SIGN IT.

Agreed to and accepted by, on this     1st     day of     August        , 2022.

EMPLOYEE:
/s/ Thomas G. Creery
Thomas G. Creery

Retirement Agreement and Release – Creery

Agreed to and accepted by, on this     1st     day of     August        , 2022.

HF Sinclair Corporation
HollyFrontier Refining & Marketing LLC
HollyFrontier Renewables Holding Company LLC
HollyFrontier Payroll Services, Inc.

/s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer

Retirement Agreement and Release – Creery